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                               CONSENT OF INDEPENDENT AUDITORS


Board of Directors
First Nationwide Holdings Inc.:

We consent to incorporation by reference in the registration statement
(No. 33-82654) on Form S-3 of First Nationwide Holdings Inc. of our report dated March 7, 1997, relating to the consolidated statements of financial condition of First Nationwide Holdings Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of First Nationwide Holdings Inc. Our report refers to a change in accounting for mortgage servicing rights in 1995.


                                     /s/  KPMG Peat Marwick LLP
                                          ---------------------
                                          KPMG Peat Marwick LLP


Dallas, Texas
March 27, 1997